UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2010

Date of Report: (Date of earliest event reported)

Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-14602	91-1206026
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740

(Address of principal executive offices)

(808) 326-1353

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)           The Company received notice from the Nasdaq Listing Qualifications Panel on March 8, 2010, that it is not in compliance with its continued listing requirements under Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A) due to having only three independent directors of six total directors on its Board and fewer than three independent directors on its audit committee, during the period David I. Rosenthal, one of the Company’s former independent directors, serves as Interim President and CEO, as reported on March 1, 2010.  Mr. Rosenthal has resigned from the audit committee in order to accept his interim appointment as an executive officer.  Nasdaq rules require that the Board be comprised of a majority of independent directors of which there must be at least three.  The notification indicated that so long as Cyanotech Corporation provides an acceptable plan within 45 days to regain a majority of independent directors to the Board and to add a third independent member to the audit committee, NASDAQ will consider granting the Company an exception for up to 180 days from March 8, 2010 within which to correct those deficiencies.

(b)           The Company had previously notified NASDAQ of the personnel change and interim appointment which created the matters of noncompliance through a Form 8-K filing on March 1, 2010 and by letter of March 4, 2010, as well as various telephonic and e-mail exchanges.  The Company intends to provide a plan acceptable to NASDAQ with the 45 day period allowed extended by NASDAQ.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective February 27, 2010, the Board of Directors elected to remove Andrew H. Jacobson from his responsibilities as President and Chief Executive Officer of the Company.

(c)           Effective February 27, 2010, the Board of Directors appointed David I. Rosenthal, age 55, to serve as the Company’s Interim President and Chief Executive Officer until the Board has selected and employed an individual to serve as the Company’s new President and Chief Executive Officer; a search has been initiated.  Mr. Rosenthal also serves as a Director of the Company and will continue to serve in such capacity.  Mr. Rosenthal served as a member of the Audit Committee of the Board of Directors until February 27, 2010, but has resigned from the Committee because he is serving as Interim President and Chief Executive Officer.

Mr. Rosenthal has served on the Board of Directors of the Company since November 2000.  Most recently he was Chief Financial Officer of Hickory Farms, Inc., a private company provider of food and gift products in Maumee, Ohio, from May 2008 until November 2009; Mr. Rosenthal supervised approximately thirty employees.  From May 2007 until November 2007, he was the Chief Financial Officer of Sanz, Inc., a publicly-traded, value-added reseller for data storage solutions company located in Englewood, Colorado; its gross revenues approximated $60 million.  From 2003 to May 2006, he was the Executive Vice President and Chief Financial Officer for SpectraLink Corporation, a publicly-traded company located in Boulder, Colorado, that designed, manufactured and marketed wireless phones for the workplace; its gross revenues approximated $140 million.  None of these corporations is a parent, subsidiary or other affiliate of the Company.

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release dated March 12, 2010 and headed: “Cyanotech Received Temporary Non-Compliance Notice from Nasdaq Related to Its Number of Independent Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH CORPORATION

Dated: March 12, 2010	/s/ Deanna L. Spooner
	By:	Deanna L. Spooner
Chief Financial Officer